Exhibit 99.1(a)
Second Quarter 2024 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation second quarter 2024 earnings prepared comments. The Celanese Corporation second quarter 2024 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
Today we reported second quarter 2024 adjusted earnings of $2.38 per share (inclusive of approximately $0.30 per share of Mobility & Materials (M&M) transaction amortization1), representing a 14 percent sequential increase. The quarterly results demonstrated significant and tangible improvements from the many controllable actions we have implemented over the past 18 months, while also reflecting some of the most severe external earnings headwinds we have faced since the pandemic. We are encouraged by the progress of our action plans, most apparent in the quarter by Engineered Materials delivering its highest ever quarterly adjusted EBIT. While we are not satisfied with the overall results, we remain resolute in our commitment to the ongoing implementation of our value creating initiatives, which we're confident will continue to generate enhanced value through 2024 and beyond.
The largest headwind was a series of disruptions at two suppliers of critical raw materials, which led to the declaration of force majeure for acetic acid and VAM sold in the Western Hemisphere. The outages and curtailments meaningfully affected our lowest-cost U.S. gulf coast production facilities, including slowing
1 Calculated as intangible amortization from the M&M transaction divided by diluted weighted average shares outstanding.

the anticipated ramp up of productivity from our new Clear Lake acetic acid expansion unit. To give some context of the magnitude, the second quarter total losses of Clear Lake acetic acid attributable to unplanned supplier disruptions was the highest in over 15 years.
Consistent with our expectations and similar to recent quarters, second quarter demand across many of our end-markets continued to be lackluster. We are seeing stability but not recovery to normalized levels. This is particularly true of Engineered Materials, where automotive has been fairly steady, and we've seen other end-markets like electronics begin to stabilize. Other end-markets like paint, coatings, and construction remain not only sluggish but in some cases continue to display negative growth rates. For example, the Western European paint and coatings end-market has contracted by 5 to 10 percent since this time last year. The prolonged period of below normal demand has compounded competitive dynamics, evidenced by downward pricing pressure across many of our end-markets.
Despite this volatility, the controllable actions we have taken over the past 18 months made a meaningful contribution to our second quarter earnings. The 32 percent sequential improvement we achieved in Engineered Materials adjusted EBIT was driven by several actions, including the steps we've taken to better align production and inventory to demand and our successful efforts to drive lower cost raw materials through to the income statement. We are also benefiting from fixed costs improvement from the closure of nylon 6,6 polymerization in Uentrop, as well as synergies realized from our upgraded SAP S/4HANA operating system and functional cost reductions.
The unanticipated headwinds in the quarter underscore the importance of the value creation initiatives we previously launched and are successfully executing. We're taking decisive steps to set an even stronger foundation by controlling what we can control.
With that, let me turn it over to Scott and Chuck to discuss our business and financial performance.
Scott Richardson, Celanese Corporation, Executive Vice President and Chief Operating Officer
In the second quarter, Engineered Materials (EM) delivered record quarterly adjusted EBIT of $265 million and record operating EBITDA of $375 million at margins of 18 and 26 percent, respectively. The sequential adjusted EBIT growth of 32 percent that Lori highlighted was driven by volume growth across the EM portfolio, enhanced synergy realization, and the benefit of lower-cost raw materials flowing through inventory. I want to congratulate the EM team for setting a new earnings benchmark that surpassed the previous adjusted EBIT record by over 15 percent. This quarter's performance is a testament to the strategic initiatives implemented over the past 18 months, now captured in earnings contributions with additional lift still to be realized in future quarters.
Net sales for the second quarter was $1.5 billion, growing 6 percent sequentially and driven by a 7 percent increase in volume and stable pricing, with a minor negative currency impact. The volume expansion was not only significant in magnitude but also in scope, as all 10 of our largest polymer families delivered sequential growth. The largest lift was an improved product mix, driven by higher-margin products like medical implants and Vamac®. The breadth of volume increase and the continued stabilization of our order book reinforces that destocking has concluded. Even so, we have not seen a fundamental macro recovery and would characterize the majority of the second quarter volume uplift as being attributable to success in our project pipeline model, a seasonal rebound, and the absence of destocking across the full quarter. On a year-over-year comparison, the second quarter volume decline of 2 percent included volumes in 2023 from the divested Food Ingredients business and opportunistic nylon sales last year to drive down inventory. Normalizing the impacts of these factors, second quarter year-over-year volumes expanded by 2 percent.
The effectiveness of our project pipeline model supported our mix improvements and ability to leverage our leading positions in the medical and automotive sectors to drive growth. Volume into medical implants saw a marked sequential increase after the typical first-quarter seasonal softness in order cadence. Medical-related sales accounted for approximately 5 percent of our second-quarter net sales, with volume into implants comprising the largest application in our medical portfolio.
In auto we continue to realize the benefits of our project pipeline model as evidenced by our 3 percent year-over-year increase in average content per vehicle, outpacing the industry's flat performance during the same period. The main driver of this performance was the cross-selling of our broad portfolio in the U.S. and China. Similar to industry forecast, we anticipate a stronger build rate in the second half of 2024 and marginally positive full-year builds for 2024 compared to 2023. Consistent with our performance over the past year, we foresee our content into auto applications exceeding industry builds by a few percentage points due to our project win rates.
As in the first quarter, the benefit of lower cost raw materials flowing through inventory contributed to our second quarter margin increase. Our anticipated margin expansion was somewhat offset by increasing raw material cost for some products2 and pricing pressure on more standard products as a result of weak demand. For example, in China prices for undifferentiated nylon polymer have been pushed below the cost curve. This dynamic highlights the importance of our recent actions to reduce our polymer capacity in high cost
2 Including raw material costs to POM associated with the Fairway methanol turnaround.

locations and to restructure take or pay obligations that previously drove us to meet all our polymer needs internally. Our focus remains on our differentiated compounded products, and we now have the flexibility to swiftly adjust to polymer price fluctuations by choosing to either produce or externally source. Currently in China, we are strategically sourcing more standard nylon 6,6 polymer grades to take advantage of local conditions, while importing our differentiated compounded grades. This more contemporary nylon business model has again delivered sequential expansion in gross profit contributions despite demand headwinds. For the first half of 2024, the variable margin benefit in nylon increased by roughly $30 million3, when compared to the first half of 2023, with some smaller offsets across the rest of the EM portfolio.
Turning to synergies, we remain on course to deliver our year-over-year objective of an incremental $150 million for 2024. We anticipate approximately 60 percent of these synergies to show in the EM income statement, with the remainder being distributed between Other Activities and taxes. Through the first half of 2024, we captured approximately $40 million in incremental synergies when compared to the run rate exiting 2023. These included initial earnings from the shutdown of our nylon 6,6 polymerization facility in Uentrop, Germany, our integration of the M&M business into our upgraded SAP S/4HANA ERP system, and initial benefits from our cross-selling initiatives. The synergy capture, coupled with volume growth and reduced raw material costs, contributed to greater than a $40 million sequential increase in the contribution from products that are predominantly from the M&M portfolio.
As we look to the third quarter, we anticipate incremental synergy gains as well as moderate sequential volume expansion across most products and applications, with the exception of medical implants due to order timing. These gains are expected to be partially offset by a reduction in affiliate earnings of approximately $10 million, along with an approximate $25 million sequential headwind from drawing inventory associated with production campaign timing and the release of inventory built in the first half of the year to support customer transitions in our manufacturing footprint rationalization efforts. This inventory headwind stems from first half production campaigns and inventory build to support the previously announced Mechelen production facility shutdown. Inventory levels should normalize as we transition production to other sites in our network. EM margins are also projected to improve, driven by further expansion between pricing and raw material costs. Against this backdrop, we anticipate adjusted EBIT between $270 and $300 million in the third quarter.
The Acetyl Chain (AC) delivered second quarter adjusted EBIT of $277 million and operating EBITDA of $338 million, at margins of 23 and 28 percent respectively. Net sales in the quarter decreased sequentially
3 Variable margin expansion includes benefit of lower raw material cost and procurement synergies net of pricing changes.

by 5 percent, comprised of a 1 percent decline in volume and a 4 percent decline in price. Several factors impacted the results, including: 1) the supplier outages and curtailments that Lori mentioned earlier, 2) temporary timing shifts around the placement of non-contracted volume, 3) on-going challenges consisting of chronic Western Hemisphere weakness, particularly in Europe, and 4) continued demand sluggishness in Asia compounded by supply increases in China. While we are not satisfied with these outcomes, our team worked diligently through these significant headwinds and once again delivered operating EBITDA margins above 25 percent.
Concurrent outages by two suppliers of critical raw materials for production of acetic acid and subsequent production of VAM at our U.S. gulf coast sites led to the declaration of force majeure for these products sold in the Western Hemisphere. Production disruptions associated with supply occurred throughout the quarter, and the curtailments also constrained the ability to mitigate other in-quarter variability, most notably at the Singapore site. Approximately 100 kt of combined production was impacted across both product lines. As Lori mentioned, the second quarter total losses of Clear Lake acetic acid attributable to unplanned supply disruptions was the highest in over 15 years and the plant experienced 66 days of unplanned feedstock curtailments. These concurrent disruptions from two suppliers led to an approximately $25 million adjusted EBIT impact to the quarter that was due to volume losses, producing at higher cost facilities, and sourcing from third parties. We leveraged the optionality of the business model to assure virtually all contracted customer needs were met and prioritized continued supply to our customers. These headwinds were partially offset by lower turnaround costs in the second quarter.
The disruptions from the supplier outages and curtailments affected the ability to further ramp up the Clear Lake acetic acid expansion unit, interrupting anticipated productivity gains from optimally utilizing the lowest-cost and lowest-carbon footprint acetic acid unit in the world.4 The Clear Lake acetic acid expansion unit contributed to earnings during the quarter, slightly below the $10 million achieved in the first quarter as a full quarter of fixed costs were realized in a lower production environment related to these supplier disruptions. The impacts of the supplier disruptions in the second quarter will influence the total benefit from the Clear Lake acetic acid expansion we will be able to deliver this year.
Lower than expected realization of higher margin non-contracted sales had an approximate $10 million impact on the quarter and was driven by two factors. As discussed earlier, we prioritized customer contract obligations during the force majeure and this restricted participation in spot market sales for acetic acid and VAM. Also, the business experienced weaker than expected non-contracted activity for Acetate Tow
4 Based on internal estimates.

due to customers drawing down inventory in the quarter. While contracted sales remained stable, spot sales did not materialize as anticipated.
Beyond the temporary challenges referenced above, persistent low demand within critical AC end-markets like construction, paint, and coatings has not abated. The prolonged contraction of these end-markets5 is contributing to a sub-foundational macroeconomic environment within the Acetyl Chain, particularly in the Western Hemisphere. In Europe, the subdued demand improvement we noted in the first quarter failed to maintain momentum and the already poor conditions were compounded by an unusually cold and wet start to the summer season. The typical second quarter seasonal expansion in both U.S. and Europe did not materialize and sequential volume declined in Europe. The lack of a sustained pricing lift in the Western Hemisphere from industry outages in both the first and second quarters continues to be a clear indication of the anemic demand conditions.
In China, similar macro-economic challenges continue in key end-uses like construction and the anticipated moderate lift in China acetic acid pricing did not materialize. Acetic acid pricing in the second quarter was slightly down sequentially and remained at the lowest levels since COVID in 2020. Tepid domestic demand has not kept pace with the capacity additions from two new world scale production units that were commissioned across the previous nine months. The main outlet for production from this capacity has remained in Asia, evidenced by an approximate 40 percent reduction in shipments to Europe in the trailing 12 months. We see very limited influence of the additional China capacity in the Western Hemisphere, where a majority of AC variable contribution is made.
The current challenges in Western Hemisphere demand and China upstream dynamics demonstrate why we strategically enhance our optionality across our integrated product chain. Despite the weakness in China construction, AC was able to expand volumes in certain downstream products through not-in-kind replacements that better satisfy sustainability needs. AC will continue to execute with the optionality and agility that are the hallmarks of this team and have enabled us to consistently deliver operating EBITDA margins greater than 25 percent every quarter for the last five years.
We expect third quarter market dynamics to be similar to the first half of the year and expect continued challenges to the macro-environment for the balance of 2024. We anticipate sequential volume improvement as the effects of the force majeure continue to ease and as Acetate Tow volumes rebound. We also expect margin improvement as productivity from the Clear Lake acetic acid expansion unit regains momentum. We anticipate these will be offset by residual effects of the second quarter supplier
5 In addition to the previously mentioned Western European paints and coatings end-market decline of mid-single digits, we've also seen Germany new build permits decline by ~50% since 2022 disruptions of approximately $5 to $10 million. Given these dynamics, we anticipate third quarter adjusted EBIT of $300 to $325 million.
Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
In my comments I want to provide some added context for our Other Activities results before discussing free cash flow and deleveraging actions.
This quarter we reported a net expense of $91 million in Other Activities adjusted EBIT, comparable to the previous quarter. We are beginning to realize synergies in Other Activities due to the termination of the IT transition services agreement and other cost reduction actions. We anticipate quarterly net expense in Other Activities to average roughly $75 to $80 million per quarter for the second half of 2024.
Our team continues to execute against our cash repatriation and deleveraging plans. We previously discussed our ongoing projects to centralize global cash balances to repay debt and how we would periodically utilize our revolving credit facility as a very short-term bridge. In the second quarter we repaid an approximately $500 million bond maturity, after briefly utilizing our revolver in the quarter. By the end of the second quarter we had completely repaid the revolver.
Looking to the third quarter, we expect to repay a $500 million bond maturity in a similar manner, temporarily utilizing and paying off any revolver balance by quarter-end. Our cash repatriation projects are progressing well, particularly in China. Within October, we expect to complete these projects and repatriate our available cash balances globally.
Cash taxes for the quarter were $190 million, representing approximately 60 percent of our projected burden for 2024. The primary factor contributing to the elevated cash taxes was a transfer tax payment of approximately $90 million, linked to our debt redomiciliation project in China, currently in the execution phase. This was a one-time tax and we anticipate recouping it in the coming years through corresponding foreign tax credits.
In the second quarter, we delivered free cash flow of $173 million. As we look to the second half of the year, I wanted to provide some additional context for the higher cash flow we expect for the remainder of the year and into 2025:
•Through the second quarter, working capital has been a use of cash, partly due to increased inventory levels related to our announced footprint actions. Our team is working hard to make working capital be neutral to free cash flow across the full year, or potentially a small source of cash.
•Earnings are expected to be more heavily weighted to the second half of the year and could lag some of the working capital impacts to free cash flow.
•We anticipate our capital expenditures to continue their downward trend, estimated to be between $400 to $450 million for 2024.
•Cash taxes are projected to decrease by approximately $150 million in the second half of the year versus the first half.
As a result of these drivers, we anticipate a sequential increase in free cash flow for both the third and fourth quarters, with full-year free cash flow approaching $1.1 billion.
We remain committed to maintaining our investment grade credit rating and aggressively executing against our deleveraging plan. We expect to see an acceleration across the second half of 2024 in our progress towards 3X leverage. Though not required to reach our target leverage, we continue to evaluate divestiture opportunities, some of which are comparable in scale to the Food Ingredients divestiture completed last year. We continue to evaluate ways to accelerate our timing to achieve our target leverage ratio, and then allow us to return to deploying our free cash flow in a more balanced capital allocation strategy that would again include share repurchases.
Lori Ryerkerk, Celanese Corporation, Chair of the Board and Chief Executive Officer
The second quarter was characterized by strong progress and realization of our value creation initiatives that lifted earnings, offset by effects from the raw material supplier disruptions and persistently challenging market dynamics. The execution of our controllable actions in the second quarter delivered double digit sequential improvement in both adjusted earnings per share and adjusted EBIT, and we are confident these value creation building blocks will continue to gain momentum through the rest of 2024 and into 2025.
As indicators of measurable demand growth remain limited, we believe the market environment in the third quarter will be similar to the first half of the year. That said, we do expect that the easing of impacts from the force majeure will provide cost tailwinds and volume recovery. We anticipate continued synergy benefits from the Uentrop closure and SAP S/4HANA integration, as well as moderate volume growth improvement in Engineered Materials. Other Activities should see a sequential benefit of roughly $10 to

$15 million in lower expenses partially driven by additional transition services agreement-related synergies. Given these factors, we anticipate third quarter adjusted earnings per share of $2.75 to $3.00.
I remain confident that we will deliver a significant ramp up in earnings through the third quarter and across 2024, driven by continued execution against our action plan. Our previous full year guidance contemplated demand recovery to achieve the upper end, which has not materialized. Additionally, pricing headwinds have compressed the gains we anticipated from lower cost raw materials. Combined with the additional impacts of the second quarter force majeure, we now expect 2024 adjusted earnings per share of $10.25 to $10.75. The unanticipated events of the second quarter underscore the importance of operating with agility and the value of executing against controllable actions. We remain focused on advancing our strategic plan and driving meaningful earnings and cash generation growth across 2024 and beyond.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to timely or effectively continue to integrate the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition") in order to realize the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or the Israel-Hamas conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to non-GAAP financial measures. For more information on the non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each non-GAAP financial measure used, including definitions and reconciliations of the differences between such non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.

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